EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") states the terms and conditions that govern the contractual agreement between ROBERT HAYES (the "employee") having his principal place of business at RALEIGH, NORTH CAROLINA. and SHARPS TECHNOLOGY INC. located at MELVILLE, NEW YORK (the "Client" or "Company") who both agree to be bound by this Agreement.

WHEREAS, the Employee is a very experienced executive in the field of specialty packaging, design, engineering and manufacturing of syringes and glass vials; and

WHEREAS, the Employee has extensive pharmaceutical and health care industry experience; and

WHEREAS, the Employee is available and has no prohibitions in performing the services as described in this Agreement; and

WHEREAS, the parties have negotiated the terms of this agreement and believe the terms to be fair and reasonable; and

WHEREAS, the Client desires to retain the service of the Employee to render the services as the Chief Executive Officer of the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Employee and the Client (individually), each a "Party" and collectively, the "Parties") covenant and agree as follows:

1 TERM

This Agreement shall replace all prior agreements with Robert Hayes, commence on September 15, 2021 and continue until terminated by either party.

1. Either Party may terminate this Agreement for any reason with 60 days written notice to the other Party. Termination for cause will have immediate effect and include gross negligence or theft of the Clients property.

2. EMPLOYMENT SERVICES

The Employee agrees that he shall provide his fulltime energy and expertise to the Client as Chief Executive Officer. Employee shall immediately assume the position of Chief Executive Officer of the Client with responsibility for the manufacture of the Company's products, revenue and profits.

The Employee confirms there are no obligations which would prevent his carrying out any and all of the responsibilities of the Employment Services in this Agreement.

3. COMPENSATION

In consideration for the Employment Services, the Client shall pay the Employee at the rate of $270,000 (two hundred seventy thousand dollars) per year. Payment for the period of September 15 – 30th shall take place on

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the 30th of September. Compensation shall be paid on a PAYE basis. Net Payment shall be made automatically, to the Employee's account, at the end of every month, for the preceding month's work.

Reimbursement of ordinary expenses approved by the Client.

The Employee acknowledges that the Client offers no benefits program.

The Parties recognize that Employee's leadership, introductions and fulltime participation will give rise to orders, sales, research and development relationships, strategic investments in the Client and the potential acquisition of the Client. It is the intent of the Parties for the Employee to be rewarded for commercialization resulting from his leadership and direct participation, as follows:

PERFORMANCE BONUS - ANNUAL REVENUE

5% of revenue in excess of $5 to $20 million +
4% from $20 – 30 million+
3% from $30 – 40 million+
2% from $40 – 50 million+
1% from $50 million +

Company may elect to convert 50% of his performance bonus to common shares of the Client at the most recent share price of the Client.

SHARE OPTIONS

Employee shall receive 400,000 share options at $2 per share, with 100,000 share options vesting immediately and vesting of an additional 100,000 shares at the end of 12, 24, 36 months from the date of this Agreement. Consultants vesting schedule of share options shall be accelerated in the event of a change of control of the Client (other than a public offering of its shares).

4. INTELLECTUAL PROPERTY RIGHTS IN WORK PRODUCT

The Parties acknowledge and agree that the Client will hold all intellectual property rights in any work product resulting from the Employment Services including, but not limited to, copyright, patent and trademark rights. The Employee agrees not to claim any such ownership in such work product's intellectual property at any time prior to or after the completion and delivery of such work product to the Client.

5. CONFIDENTIALITY

The Employee shall not disclose to any third party any Confidential details regarding the Client's business, including, without limitation any information regarding any of the Client's customer information, business plans, or price points (the "Confidential Information"), (ii) make copies of any Confidential Information or any content based on the concepts contained with the Confidential Information for personal use or for distribution unless in the best interest of the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

6. NONCOMPETITION

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During the term of this Agreement and for 24 months thereafter, the Employee shall not engage, directly or indirectly, as an employee, officer, manager, partner, consultant, agent, owner or in any other capacity, in any direct competition with the Client or any of its subsidiaries, in the safety syringe field.

7. NONSOLICITATION OF CUSTOMERS

During the term of this Agreement and for 24 months thereafter, the Employee will not, directly or indirectly, solicit or attempt to solicit any business of the Client, from any of the Company's clients, prospects, employees or contractors.

8. NONSOLICITATION OF EMPLOYEES

During the term of this Agreement and for 24 months thereafter, the Employee will not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company's employees, or contractors for work at another company.

9. NO MODIFICATION UNLESS IN WRITING

No modification of this agreement shall be valid unless in writing and agreed upon by both Parties.

10. APPLICABLE LAW

This Employment Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of New York and subject to the exclusive jurisdiction of the federal and state courts located in New York City.

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement as of the day of September , 2021

(EMPLOYEE). ROBERT HAYES

SIGNATURE [signature]

NAME Robert Hayes

DATE 9/6/2021

(CLIENT NAME) Sharps Technology Inc.

SIGNATURE [signature], Director

NAME Alan Blackman, DIRECTOR

DATE September 9, 2021